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                                                                     EXHIBIT 4.7

SHARE SALE AGREEMENT

PACIFIC DUNLOP HOLDINGS (HONG KONG) LIMITED

Pacific Dunlop Limited

P.D. International Pty Ltd

and

PB Holdings NV


[LOGO OF FREEHILLS]

101 Collins Street Melbourne Victoria 3000 Australia
Telephone 61 3 9288 1234 Facsimile 61 3 9288 1567
www.freehills.com.au DX240 Melbourne

SYDNEY MELBOURNE PERTH CANBERRA BRISBANE HANOI HO CHI MINH CITY SINGAPORE Correspondent Offices JAKARTA KUALA LUMPUR

Liability limited by the Solicitors' Limitation of Liability Scheme, approved under the Professional Standards Act 1994 (NSW)

Reference NJW:BAE

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TABLE OF CONTENTS

Clause                                                                      Page

1        Definitions and interpretation                                        1

         1.1      Definitions                                                  1
         1.2      Interpretation                                               5
         1.3      Business Day                                                 6
         1.4      Conflict                                                     6

2        Sale and purchase                                                     6

         2.1      Sale of shares                                               6
         2.2      Associated rights                                            6

3        Purchase Price                                                        6

         3.1      Amount                                                       6
         3.2      Payment at Completion                                        6
         3.3      Final payment                                                7

4        Completion                                                            7

         4.1      Date for Completion                                          7
         4.2      Delivery of documents                                        7
         4.3      Board meetings                                               8
         4.4      Buyer's obligations at completion                            8
         4.5      Interdependence                                              9
         4.6      Conduct until Shares are registered                          9

5        Before Completion                                                     9

         5.1      Carrying on Business                                         9
         5.2      Treatment of Cash in Hand                                   10
         5.3      Inter Company Debt                                          10

6        After Completion                                                     10

         6.1      Obligations relating to Taxes or Duties                     10
         6.2      Consultation                                                10
         6.3      Indemnities                                                 11

7        Warranties                                                           11

8        Limitation of liability                                              11

9        Competition                                                          12

         9.1      Undertaking                                                 12
         9.2      Acquisition of interests in competing Businesses            12
         9.3      Exclusion from restraint                                    12
         9.4      Related Corporations                                        13
         9.5      Severability                                                13

10       Release of guarantees                                                13

11       Guarantee and indemnity                                              13

         11.1     Guarantee                                                   13
         11.2     Indemnity                                                   13
         11.3     Extent of guarantee and indemnity                           14
         11.4     Continuing guarantee and indemnity                          14

                                                                          page 1

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         11.5     Warranties of the Guarantor                                 14
         11.6     Rights                                                      14

12       Change of company names                                              15

Schedule 1 - Share Details                                                    16

Schedule 2 - Warranties                                                       18

Schedule 3 - Disclosure Schedule                                              36

Schedule 4 - Intellectual Property Rights                                     37

Schedule 5 - Superannuation funds                                             38

Schedule 6 - Contracts                                                        39

Schedule 7 - Guarantees                                                       41

Schedule 8 - Employees                                                        42

Schedule 9 - Plant and Equipment                                              44

Schedule 10 - Assets Leases                                                   45

Schedule 11 - Properties                                                      46

Schedule 12 - Inter Company Debts                                             47

                                                                          page 2

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THIS SHARE SALE AGREEMENT

              is made on             2001 between the parties specified in parts
              1, 2 and 3 of schedule 1.

RECITALS

              A.    The Seller is the owner of the Shares.

              B. The Seller agrees to sell and the Buyer agrees to buy the Shares on the terms and conditions set out in this agreement.

              C. The Guarantor agrees to guarantee the performance by the Seller of its obligations pursuant to this agreement.

THE PARTIES AGREE

              in consideration of, among other things, the mutual promises contained in this agreement:

1      DEFINITIONS AND INTERPRETATION

       1.1    DEFINITIONS

              In this agreement:

              Accounting Standards has the meaning given to that term in the Co-ordination Agreement;

              Accounts has the meaning given to that term in the Co-ordination Agreement;

              Accounts Date means 30 June 2001;

              Apportionment Statement has the meaning given to that term in the Co-ordination Agreement;

              Assets Leases means all leases, hire purchase agreements, conditional purchase agreements and other hiring arrangements to which a member of the Company Group is party including, but not limited to, those listed in schedule 10, but excludes leases in relation to the Properties;

              Authorisation means any consent, registration, agreement, certificate, licence, approval, permit, authority or exemption from, by or with a Governmental Agency;

              Business means the business carried on by the Company Group as more particularly described in part 8 of schedule 1;

              Business Day means a day on which banks are open for business in Melbourne, Sydney and Auckland excluding a Saturday or a Sunday or a public holiday;

              Business Records means the Company Group's customer lists and supplier lists, and records of Intellectual Property Rights, Assets Leases, Contracts and Properties;

                                                                          page 1

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              Buyer means the company specified in part 2 of schedule 1;

              Buyer Group Companies has the meaning given to that term in the Co-ordination Agreement;

              Buyer's Warranties means the warranties set out in part 1 of schedule 2;

              Cash in Hand means the amount of cash at bank on deposit or at hand in any member of the Company Group;

              Claim means any claim or any course of action (including, but not limited to, in contract, in tort or under statute) in respect of this agreement;

              Company means the company specified in part 4 of schedule 1;

              Company Group means the Company and the Company Subsidiaries;

              Company Subsidiaries means the companies specified in part 5 of schedule 1;

              Company Subsidiary Shares means the shares in the capital of the Company Subsidiaries as described in the columns headed "Shares legally owned by a member of the Company Group" and "Shares held on behalf of a member of the Company Group" in part 7 of schedule 1;

              Completion means completion of the sale and purchase of the Shares under clause 4;

              Completion Date has the meaning given to that term in the Co-ordination Agreement;

              Completion Statement has the meaning given to that term in the Co-ordination Agreement;

              Conditions has the meaning given to that term in the Co-ordination Agreement;

              Contracts means the agreements to which a member of the Company Group is a party and which are, wholly or partly, executory as at the Completion Date, including, but not limited to, those listed in part 1 of schedule 6, but excludes:

              (a)   the Assets Leases; and

              (b)   leases in relation to the Properties;

              Co-ordination Agreement means the Co-ordination Agreement executed on the same day as this agreement by, among others, the Seller and the Buyer;

              Data Room has the meaning given to that term in the Co-ordination Agreement;

              Dollars, A$ and $ means Australian dollars unless otherwise specified in this agreement;

              Duty means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of the above, but excludes any Tax;

              Effective Time has the meaning given to that term in the Co-ordination Agreement;

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              Employees means an employee of the Company Group listed in schedule 8 who is still employed in the Business as at the Completion Date;

              Environmental Law has the same meaning given to that term in the Co-ordination Agreement;

              Encumbrance means any mortgage, charge, lien, pledge, other security interest or encumbrance (other than liens arising in the ordinary course of business by operation of law and title retention in respect of stock-in-trade);

              Foreign Exchange Contracts means all foreign exchange hedging contracts entered by the PDL Group which relate exclusively to the Business which remain current as at Completion, details of which will be provided to the Buyer at the date of this agreement and at Completion;

              Governmental Agency means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world;

              Guarantees means the guarantees and other letters of comfort and commitments of financial support given by the Seller and its Related Corporations in relation to the Business which remain in force at the date of this agreement, including but not limited to, as listed in schedule 7;

              Guarantor means the company specified in part 3 of schedule 1;

              Intellectual Property Rights means the rights and interests of the Company Group in the internet domain names, trademarks, patents, copyrights and designs listed in schedule 4;

              Inter Company Debt means any amount owing (including trade accounts payable and receivable):

              (a) by a member of the Company Group to a member of the PDL Group (except in that member's capacity as an entity carrying on any part of the Pacific Brands Business); or

              (b) by a member of the PDL Group (except in that member's capacity as an entity carrying on any part of the Pacific Brands Business) to a member of the Company Group,

              immediately before Completion;

              Interest Rate means the average rate displayed on the Reuters Page BBSW for 90 day bank bills at 10:10 am Melbourne time applicable to each Business Day on which amounts are outstanding as confirmed by Westpac Banking Corporation and on the basis that for a day other than a Business Day the rate applicable to the last preceding Business Day will apply;

              Investment Company means Dunlop Slazenger (Philippines) Inc;

              Investment Company Shares means the shares in the Investment Company described in the columns headed "Legally owned by the Company" and "Shares held on behalf of the Company" in part 9 of schedule 1;

              Linked Transaction Agreements has the meaning given to that term in the Co-ordination Agreement;

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              Loss includes any damage, loss, claim, action, liability, cost, expense, outgoing or payment;

              Nominee Holders means the persons who hold Shares, Company Subsidiary Shares and Investment Company Shares as nominees, as specifically described in the columns headed "Shares held on behalf of the Seller" or "Shares held on behalf of a member of the Company Group" (as the case may be) in parts 6, 7 and 9 of schedule 1;

              Pacific Brands Business has the meaning given to that term in the Co-ordination Agreement;

              Payment Date has the meaning given to that term in the Co-ordination Agreement;

              PDL Group has the meaning given to that term in the Co-ordination Agreement;

              Plant and Equipment means the plant, equipment, machinery, tools, furniture, fittings, lease hold improvements and motor vehicles owned by a member of the Company Group as at Completion and used exclusively in the Business including, without limitation, those listed in schedule 9;

              Power means any right, power, authority, discretion or remedy conferred on the clause by this agreement or any applicable law;

              Properties means the properties leased under the Property Leases;

              Property Leases means the leases of real property listed in schedule 11;

              Purchase Price means the price payable for the Shares under clause 3.1;

              Records means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium and whether coming into existence before, on or after the date of this agreement, belonging or relating to or used by a member of the Company Group including (without limitation) certificates of registration, minute books, statutory books and registers, books of account, Tax returns, title deeds and other documents of title, customer lists, price lists, computer programs and software, and trading and financial records;

              Related Corporation means a "related body corporate" as defined in the Corporations Act;

              Shares means all the issued shares in the capital of the Company, as specified in the column headed "Issued Capital" in part 6 of schedule 1;

              Seller means the company specified in part 1 of schedule 1;

              Seller Group Companies has the meaning given to that term in the Co-ordination Agreement;

              Seller's Warranties means the warranties set out in part 2 of schedule 2;

              Stock means the stock of the Business owned by a member of the Company Group as at Completion and includes, but is not limited to, raw materials, components, work in progress, finished goods, packaging materials, promotional materials, spare parts and other consumables;

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              Superannuation Funds means the superannuation funds to which a member of the Company Group makes contributions in respect of the Employees as listed in schedule 5;

              Tangible Assets means Plant and Equipment and Stock;

              Tax means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding, which is assessed, levied, imposed or collected by any Governmental Agency and includes, but is not limited to any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of, any of the above but excludes Duty;

              Tax Law means any law relating to Tax;

              Uncertificated Shares means 1 share held by Ross Taylor and 24,119 shares owned by the Company in the Investment Company, in respect of which there are no current share certificates; and

              Warranties means the Buyer's Warranties and the Seller's
              Warranties.

       1.2    INTERPRETATION

              In this agreement, unless the context otherwise requires:

              (a) headings and underlinings are for convenience only and do not affect the interpretation of this agreement;

              (b) words importing the singular include the plural and vice versa;

              (c)   words importing a gender include any gender;

              (d) other clauses of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

              (e) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Governmental Agency;

              (f) a reference to a part, clause, party, annexure or schedule is a reference to a clause and part of, and a party, annexure and schedule to this agreement and a reference to this agreement includes any annexure and schedule;

              (g) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

              (h) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

              (i) a reference to a party to a document includes that party's successors and permitted assigns;

              (j) no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this agreement or any part of it;

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              (k)   if a covenant, undertaking, representation, warranty,
                    indemnity or agreement is made or given by two or more parties, that covenant, undertaking, representation, warranty, indemnity or agreement is made or given and binds those parties jointly and severally; and

              (l) if a party comprises two or more persons, a covenant, undertaking, representation, warranty, indemnity or agreement made or given by that party binds those persons jointly and severally.

       1.3    BUSINESS DAY

              Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

       1.4    CONFLICT

              If there is any conflict or inconsistency between anything contained in this agreement and anything contained in the Co-ordination Agreement, then the Co-ordination Agreement will prevail.

2      SALE AND PURCHASE

       2.1    SALE OF SHARES

              Subject to the Conditions having been fulfilled or waived in accordance with the Co-ordination Agreement, the Seller will sell and the Buyer (or a nominee of the Buyer) will buy the Shares for the Purchase Price free of Encumbrances and other third party rights on Completion.

       2.2    ASSOCIATED RIGHTS

              The Shares will be transferred under this agreement with all rights attached or accruing to them on and from the Effective Time. The Buyer is not entitled to the rights attached to the Shares as at the date of this agreement or to any rights which accrue between the date of this agreement and the Effective Time, including dividend rights.

3      PURCHASE PRICE

       3.1    AMOUNT

              The Purchase Price is the value ascribed to the Company Group in the Apportionment Statement in accordance with the terms of the Co-ordination Agreement.

       3.2    PAYMENT AT COMPLETION

              It is acknowledged that under the Co-ordination Agreement, an amount must be paid at Completion by the Buyer to Pacific Dunlop Limited (or as otherwise directed by it) on behalf of the Seller.

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       3.3    FINAL PAYMENT

              On the Payment Date, the Buyer or the Seller, as appropriate, must pay to the other any net amount plus interest on the amount which may be payable in accordance with the provisions of the Co-ordination Agreement.

4      COMPLETION

       4.1    DATE FOR COMPLETION

              Completion must take place on the Completion Date, subject to and as provided for in the Co-ordination Agreement.

       4.2    DELIVERY OF DOCUMENTS

              At Completion, the Seller must deliver to the Buyer:

              (a) original share certificates for the Shares, Company Subsidiary Shares and Investment Company Shares (excluding the Uncertificated Shares);

              (b) duly completed instruments of transfer and sold notes in respect of the Shares to the Buyer (and the Buyer's nominee) executed by the Seller (and the Seller's nominee);

              (c) in respect of the Company Subsidiary Shares which are registered in the names of Nominee Holders, duly completed instruments of transfer and sold notes;

              (d) duly executed releases of all guarantees that have been obtained in accordance with clause 10;

              (e) the original certificates of incorporation or registration of each member of the Company Group;

              (f) all original documents of title in relation to the Intellectual Property Rights;

              (g) the written resignations of all directors and the secretary of each member of the Company Group (including a written acknowledgment that he or she has no Claim against the Company for loss of office, breach of contract, redundancy, compensation, payment or repayment of loans or otherwise, except for payments properly payable as an employee for accrued salary, holiday pay and long service leave up to the Completion Date) except Graham Robert Nurse, Stephen Yean Ing Yong, Anita Man Ping Chan, Stephen James Tierney and Secreco Limited, to be effective on the appointment of the directors to be appointed at the Board meetings to be convened under clause 4.3;

              (h) any power of attorney or other authority under which the transfers of the Shares are executed;

              (i) a duly executed deed of consent between Alwero Holdings (HK) Ltd, Pacific Brands Marketing (Hong Kong) Limited and Pacific Dunlop

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                    Brands (Asia) Limited (in a form agreed between those
                    parties) in respect of the shares in Pacific Brands Marketing (Hong Kong) Limited;

              (j) all Records, which must be complete and up to date (by constructive delivery at the premises of each member of the Company Group); and

              (k) duly executed instruments of change of name for the Company and Pacific Dunlop Brands (Asia) Limited.

       4.3    BOARD MEETINGS

              At Completion, the Seller must ensure that a meeting of the directors of the Company and (where applicable) the Company Subsidiaries is convened and conducts the following business:

              (a) subject to stamping and due completion of the documents in clause 4.2(b), approval of the instruments of transfer and bought and sold notes in respect of the Shares and approval of the registration of the Buyer (and the Buyer's nominee) as the holder of the Shares in the books of the Company;

              (b) subject to stamping and due completion of the documents in clause 4.2(c) in respect of the Company Subsidiaries, approval by the Company Subsidiaries of the instruments of transfer and bought and sold notes in respect of the Company Subsidiary Shares as are registered in the names of Nominee Holders and approval of the registration of the Buyer (or its nominee) as the holder of those shares in the books of the relevant Company Subsidiary;

              (c) acceptance of the resignations provided by the Seller in clause 4.2(g) of directors and secretary for each member of the Company Group and appointment of the nominees of the Buyer as directors and secretary for each member of the Company Group;

              (d) revocation of all existing mandates for the operation of bank accounts of the Company and approval of new mandates in favour of the officers of the Company nominated by the Buyer; and

              (e) approval by the Company and Pacific Dunlop Brands (Asia) Limited to change the name of those companies to names nominated by the Buyer, in accordance with clause 12.

       4.4    BUYER'S OBLIGATIONS AT COMPLETION

              At Completion the Buyer must:

              (a) pay the Seller an estimate of the Purchase Price in accordance with clause 3.2;

              (b) execute or procure that the Buyer's nominee execute the instruments of transfer of Shares and Company Subsidiary Shares delivered by the Seller pursuant to clauses 4.2(b) and 4.2(c);

              (c) deliver to the Seller written consents to act from the persons nominated by the Buyer as the directors and secretary of each member of the Company Group.

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       4.5    INTERDEPENDENCE

              (a) Notwithstanding any provision of a Linked Transaction Agreement but subject to clause 4 of the Co-ordination Agreement, the obligations of the parties to the Linked Transaction Agreements in respect of completion (as defined in each Linked Transaction Agreement) are interdependent.

              (b) Subject to clause 4 of the Co-ordination Agreement, all actions at Completion under this agreement and completion under each other Linked Transaction Agreement will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under the Linked Transaction Agreements due to be made at or immediately after completion (as defined in each Linked Transaction Agreement) have been made.

              (c) A breach of this agreement by any party to this agreement is deemed to constitute a breach by the defaulting party of each Linked Transaction Agreement to which the defaulting party is a party.

       4.6    CONDUCT UNTIL SHARES ARE REGISTERED

              After Completion and until the Shares are registered in the name of the Buyer or its nominee, the Seller must take all action lawfully required by the Buyer by written notice to the Seller to vote on any resolutions of the members of the Company Group as the Buyer directs.

5      BEFORE COMPLETION

       5.1    CARRYING ON BUSINESS

              The Seller will procure that each member of the Company Group uses all reasonable endeavours to ensure that between the date of this agreement and Completion, subject to clauses 5.2 and 5.3, the Business is conducted in the ordinary course of business and that a member of the Company Group does not:

              (a) enter into any material contract or arrangement outside the ordinary course of trading or otherwise than on arm's length terms;

              (b) acquire or dispose of any assets other than on arm's length terms in the ordinary course of business;

              (c) make any material change to its policy and practice as to payment of creditors and collection of trade receivables;

              (d) engage any new employee to fill a new role with an annual remuneration package in excess of $120,000 or, except in the ordinary course of the Business, terminates the employment of any of its employees or changes in any material respect the terms of employment (including remuneration);

              (e) sell or agree to sell any fixed asset with a value of more than $250,000 or buy or commit to buy any fixed asset with a value of more than $250,000;

              (f)   create any Encumbrance over any of its assets;

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              (g)   incur any indebtedness or liability in the nature of
                    borrowings other than in the ordinary course of business;

              (h)   distribute or return any capital to its members;

              (i) pay any dividend to its members or pay any management fee or similar amount;

              (j) issue any shares, options or securities which are convertible into shares in the member of the Company Group; and

              (k)   alter its constitution,

              unless the Buyer first consents in writing, which must not be unreasonably withheld or delayed.

       5.2    TREATMENT OF CASH IN HAND

              (a) At any time before Completion, the Seller may arrange for any Cash in Hand held by a member of the Company Group to be removed in any manner selected by the Seller.

              (b) Any Cash in Hand held by a member of the Company Group as at the Effective Time, will be included in the Completion Statement.

       5.3    INTER COMPANY DEBT

              The parties agree that as soon as practicable after Completion, they will take such steps as are necessary to procure that any Inter Company Debt owing to or by a member of the Company Group is extinguished, including but not limited to those Inter Company Debts listed in schedule 12. Each party will on request provide to the other evidence of any such extinguishment.

6      AFTER COMPLETION

       6.1    OBLIGATIONS RELATING TO TAXES OR DUTIES

              After Completion, the Buyer must procure that each member of the Company Group provides the Seller with access to such employees and records of the member of the Company Group as the Seller reasonably requires to meet its obligations under any law relating to Tax or Duty provided such access is exercised and conducted in a manner to avoid unreasonable disruption to the conduct of the Business and the activities and operations of the Company and its employees.

       6.2    CONSULTATION

              If any Governmental Agency conducts an audit in relation to the affairs of a member of the Company Group relating to any period prior to the Completion Date then the Buyer must procure that the Seller is promptly notified of this and that the Seller is then regularly consulted with in relation to the audit process until resolved.

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       6.3    INDEMNITIES

              (a) The Seller indemnifies and holds the Buyer (and from Completion, the Company) harmless from and against all Loss associated with all current and future obligations of the Company in respect to the Acquisition Contract between Hangzhou Futong Group Company, Golden Glory Development Ltd, Pacific Dunlop (Asia) Ltd (now known as ADP Limited) and the Company.

              (b)   In relation to the Uncertificated Shares:

                    (1) the Seller and Buyer acknowledge that at Completion the Company will have beneficial but not legal title to the Uncertificated Shares;

                    (2) from Completion, the Seller is responsible for, and must take all steps necessary at its cost to, perfect the Company's legal title to the Uncertificated Shares;

                    (3) the Buyer must provide the Seller with the assistance it reasonably requires in order to meet its obligation in clause 6.3(b)(2), including but not limited to, providing information and records to the Seller and procuring that the Company execute all necessary documents;

                    (4) the Seller undertakes that neither the Company nor Ross Taylor has effected or purported to effect any transfer, charge, loan, deposit or other dealing of or with the Uncertificated Shares; and

                    (5) the Seller indemnifies and keeps indemnified the Buyer and the Company from and against all and any actions, claims, demands, costs, charges and expenses whatsoever which may be brought against or incurred by the Buyer or the Company in consequence of any subsequent acceptance and registration of a transfer of any of the Uncertificated Shares without the production of the original certificates for those shares, other than any subsequent transfer effected by the Buyer or the Company.

7      WARRANTIES

              (a) The Buyer gives the Buyer's Warranties in favour of the Seller on and subject to the terms set out in the Co-ordination Agreement.

              (b) The Seller gives the Seller's Warranties in favour of the Buyer on and subject to the terms set out in the Co-ordination Agreement.

8      LIMITATION OF LIABILITY

              The Seller gives the Seller's Warranties in favour of the Buyer on and subject to the limitations on liability set out in the Co-ordination Agreement.

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9      COMPETITION

       9.1    UNDERTAKING

              In consideration for the respective promises of the Seller and the Buyer to each other in this agreement, the Seller undertakes to the Buyer that it will not for a period of 5 years, 4 years, 3 years, 2 years or 1 year after the Completion Date in the Peoples Republic of China (including Hong Kong):

              (a) engage in any business or activity which is the same as or substantially similar to or competitive with, the Business or any material part of it;

              (b) solicit, canvass, induce or encourage any person who was at any time during the 6 months period ending on the Completion Date a director, employee or agent of the Company Group to leave the employment or agency of the Company Group;

              (c) solicit, canvass, approach or accept any approach from any person who was at any time during the 6 months period ending on the Completion Date, a client or customer of the Company Group with a view to obtaining the custom of that person in a business which is the same as or substantially similar to or competitive with, the Business; or

              (d) interfere with the relationship between the members of the Company Group and its clients, customers, employees or suppliers.

       9.2    ACQUISITION OF INTERESTS IN COMPETING BUSINESSES

              Clause 9.1 does not prevent the Seller or any of its Related Corporations from acquiring an interest, directly or indirectly, in a business in competition with the Business in the area referred to in that clause if:

              (a) the acquisition of the interest in the competing business occurs as a result of or in conjunction with an acquisition of an interest, directly or indirectly, in other assets;

              (b) the value of the competing business is not more than 15% of the value of the acquisition taken as a whole; and

              (c) the Seller or the relevant Related Corporation uses its best endeavours to dispose of the competing business or its interest in the business within 12 months after its acquisition.

       9.3    EXCLUSION FROM RESTRAINT

              This clause 9 does not restrict the Seller or any of its Related Corporations from:

              (a) continuing to carry on any business (other than the Business) carried on at the date of this agreement; or

              (b) holding less than 5% of the issued share capital of a company listed on a recognised Stock Exchange.

       9.4    RELATED CORPORATIONS

              The Buyer agrees that the provisions of this clause 9 only apply to the Related Corporations of the Seller for so long as those entities remain Related Corporations of the Seller.

       9.5    SEVERABILITY

              (a) If any of the several separate and independent covenants and restraints in clause 9.1 are or become invalid or unenforceable for any reason, then that invalidity or unenforceability will not affect the validity or enforceability of any of the other separate and independent covenants and restraints in clause 9.1.

              (b) If any of the prohibitions or restrictions contained in this clause 9 is judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill of the Company Group, but would be judged reasonable and necessary if any activity were deleted or the period or area were reduced, then the prohibitions or restrictions apply with that activity deleted or that period or area reduced by the minimum amount necessary.

10     RELEASE OF GUARANTEES

              (a) The Buyer must use its best endeavours to secure the release of the Seller or any Related Corporation of the Seller from any Guarantee or Encumbrance provided in relation to the Business, effective from Completion.

              (b) If the Buyer is unable to secure the release under clause 10(a), then the Buyer must pay the Seller an amount equal to any Loss which the Seller or any Related Corporation of the Seller pays, suffers, incurs, or is liable for in relation to any Guarantee or Encumbrance referred to in clause 10(a) which relates to any act or omission of the Company after Completion.

11     GUARANTEE AND INDEMNITY

       11.1   GUARANTEE

              The Guarantor unconditionally and irrevocably guarantees to the Buyer the due and punctual performance of the Seller's obligations under this agreement.

       11.2   INDEMNITY

              The Guarantor indemnifies and holds the Buyer harmless from and against all Loss incurred or suffered by the Buyer and all actions, proceedings, claims or demands made against the Buyer as a result of default by the Seller in the performance of any such obligation.

       11.3   EXTENT OF GUARANTEE AND INDEMNITY

              (a)   This clause 11 applies:

                    (1) to the present and future obligations of the Seller under this agreement; and

                    (2) to this agreement, as amended, supplemented, renewed or replaced.

              (b) The obligations of the Guarantor under this clause 11 extend to any change in the obligations of the Seller as a result of any amendment, supplement, renewal or replacement of this agreement.

              (c) This clause 11 is not affected, nor are the obligations of the Guarantor under this agreement released or discharged or otherwise affected, by anything which, but for this provision, might have that effect.

              (d)   This clause 11 applies:

                    (1) regardless of whether the Guarantor is aware of, or has consented to, or is given notice of, any amendment, supplement, renewal or replacement of any agreement to which the Buyer and the Seller are a party or the occurrence of any other thing; and

                    (2) irrespective of any rule of law or equity to the contrary.

       11.4   CONTINUING GUARANTEE AND INDEMNITY

              This clause 11 is a continuing obligation of the Guarantor despite any settlement of account and remains in full force and effect until the obligations of the Seller under this agreement have been performed.

       11.5   WARRANTIES OF THE GUARANTOR

              The Guarantor represents and warrants to the Buyer that:

              (a) it has the corporate power to enter into this guarantee and indemnity and has taken all necessary action to authorise the execution, delivery and performance of this agreement;

              (b) the execution, delivery and performance of this guarantee and indemnity will not violate any provision of:

                    (1) any law or regulation or any order or decree of any Governmental Agency of the Commonwealth of Australia or any state or territory;

                    (2)    the constitution of the Guarantor; or

                    (3) any security agreement, deed, contract, undertaking or other instrument to which the Guarantor is a party or which is binding on it.

       11.6   RIGHTS

              The Guarantor waives any right it has of first requiring any of the Buyer Group Companies to commence proceedings or enforce any other right against the Seller or any of the Seller Group Companies or any other person before claiming under this clause 11.

12     CHANGE OF COMPANY NAMES

              On, or immediately prior to, Completion the Seller will procure that the names of the Company and Pacific Dunlop Brands (Asia) Limited are changed to names which do not include the words "Pacific Dunlop", as follows:

              (a) Pacific Dunlop Holdings (Hong Kong) Limited to Pacific Brands Holdings (Hong Kong) Limited;

              (b)   Pacific Dunlop Brands (Asia) Limited to Pacific Brands
                    (Asia) Limited.

SCHEDULE 1 - SHARE DETAILS

       PART 1 - SELLER

       P.D. International Pty Ltd

       PART 2 - BUYER

       PB Holdings NV of 1170 Brussels, Terhulpsesteenweg 166.

       PART 3 - GUARANTOR

       Pacific Dunlop Limited ABN 89 004 085 330 of Level 3, 678 Victoria Street, Richmond, Victoria 3121

       PART 4 - COMPANY

       Pacific Dunlop Holdings (Hong Kong) Limited

       PART 5 - COMPANY SUBSIDIARIES

       .    Pacific Dunlop Brands (Asia) Limited

       .    Grosby (China) Limited

       .    Pacific Brands Marketing (Hong Kong) Limited

       PART 6 - SHARES

                                                                                                SHARES HELD ON
                     PLACE OF                                ISSUED        SHARES LEGALLY       BEHALF OF THE
       COMPANY       INCORPORATION    AUTHORISED CAPITAL     CAPITAL       OWNED BY SELLER      SELLER
       -------------------------------------------------------------------------------------------------------
       Pacific       Hong Kong        HK$1,000,000,000       10,129,602    10,129,601 held by   1 (held by
       Dunlop                         (100,000,000 @ HK$10                 P.D. International   S.T.P. (Hong
       Holdings                       per share)                           Pty Ltd              Kong) Limited)
       (Hong Kong)                                                                              (as nominee)
       Limited

       PART 7 - COMPANY SUBSIDIARY SHARES

                                                                             SHARES LEGALLY       SHARES HELD ON
                                                                             OWNED BY A MEMBER    BEHALF OF A MEMBER
       COMPANY         PLACE OF                                ISSUED        OF THE COMPANY       OF THE COMPANY
       SUBSIDIARY      INCORPORATION    AUTHORISED CAPITAL     CAPITAL       GROUP                GROUP
       -------------------------------------------------------------------------------------------------------------
       Pacific         Hong Kong        $HK500,000 (500,000      500,000     499,999 held by      1 held by S.T.P.
       Dunlop Brands                    @ $HK1 per share)                    Pacific Dunlop       (Hong Kong)
       (Asia) Limited                                                        Holdings (Hong       Limited (as
                                                                             Kong) Limited        nominee)

       Grosby          Hong Kong        $HK22,760,000          2,276,000     2,275,999 held by    1 held by S.T.P.
       (China)                          (2,276,000 @ $HK10                   Pacific Dunlop       (Hong Kong)
       Limited                          per share)                           Holdings (Hong       Limited (as
                                                                             Kong) Limited        nominee)

       Pacific         Hong Kong        $HK1,000,000                   2     1 held by Pacific    Nil
       Brands                           (100,000 @ $HK10 per                 Dunlop Brands
       Marketing                        share)                               (Asia) Limited

                                                                             SHARES LEGALLY       SHARES HELD ON
                                                                             OWNED BY A MEMBER    BEHALF OF A MEMBER
       COMPANY         PLACE OF                                ISSUED        OF THE COMPANY       OF THE COMPANY
       SUBSIDIARY      INCORPORATION    AUTHORISED CAPITAL     CAPITAL       GROUP                GROUP
       -------------------------------------------------------------------------------------------------------------
       (Hong Kong)                                                           = 50% ownership
       Limited

       PART 8 - BUSINESS

       The business carried on by the Company Group comprising the sourcing of clothing and footwear, the manufacture of footwear and the marketing of clothing goods, but does not include the business carried on by the Investment Company.

       PART 9 - INVESTMENT COMPANY SHARES

                                                                                                 SHARES HELD ON BEHALF OF
       NAME OF           PLACE OF                              ISSUED        LEGALLY OWNED BY    A MEMBER OF THE COMPANY
       COMPANY           INCORPORATION    AUTHORISED CAPITAL   CAPITAL       THE COMPANY         GROUP
       ------------------------------------------------------------------------------------------------------------------
       Dunlop            Philippines      PhP125,000,000       8,960,290     298,450 held by     1 held by Ross Taylor
       Slazenger                          (1,250,000 @                       Pacific Dunlop      (as nominee)
       (Philippines)                      PhP100 per share)                  Holdings (Hong
       Inc                                                                   Kong) Limited       1 held by Maurice
                                                                                                 Wulfsohn (as nominee)

                                                                                                 24, 119 held by Pacific
                                                                                                 Dunlop (Asia) Limited
                                                                                                 (now ADP Limited)

SCHEDULE 2 - WARRANTIES

PART 1 - BUYER'S WARRANTIES

1      BUYER AUTHORISED

       The Buyer has taken all necessary action to authorise the execution, delivery and performance of this agreement in accordance with its terms.

2      POWER TO BUY

       The Buyer has full power to enter into and perform its obligations under this agreement and can do so without the consent of any other person.

3      NO LEGAL IMPEDIMENT

       So far as the Buyer is aware, the execution, delivery and performance by the Buyer of this agreement comply with:

       (a) each law, regulation, Authorisation, ruling, judgment, order or decree of any Governmental Agency;

       (b)    the constitution or other constituent documents of the Buyer; and

       (c)    any Encumbrance or document which is binding on the Buyer.

4      NO LIQUIDATION OR WINDING-UP

       The Buyer has not gone into liquidation nor passed a winding-up resolution nor received or published a notice under sections 601AA or 601AB of the Corporations Act or any similar insolvency law in Belgium.

5      NO PETITION

       No petition or other process for winding-up has been presented or threatened against the Buyer and there are no circumstances justifying such a petition or other process.

6      NO WRIT OF EXECUTION

       No writ of execution has issued against the Buyer.

7      NO RECEIVER OR ADMINISTRATOR

       No receiver or receiver and manager or administrator of any part of the undertaking or assets of the Buyer has been appointed.

8      KNOWLEDGE OF BUYER

       Neither the Buyer nor any holding company (direct or indirect) of the Buyer is aware of any matter or thing that at Completion constitutes a breach of the Seller's Warranties.

PART 2 - SELLER'S WARRANTIES

1      AUTHORITIES

       1.1    SELLER AUTHORISED

              The Seller has taken all necessary action to authorise the execution, delivery and performance of this agreement in accordance with its terms and is validly existing and in good standing.

       1.2    POWER TO SELL

              The Seller has full power to enter into and perform its obligations under this agreement and is able to sell and transfer the Shares being sold by it under this agreement without the consent of any other person and free of any pre-emptive rights, or rights of first refusal or any other such rights which may restrict the transfer of the Shares to the Buyer (except as disclosed in writing by the Seller).

       1.3    NO LEGAL IMPEDIMENT

              The execution, delivery and performance by the Seller of this agreement complies with:

              (a) each law, regulation, Authorisation, ruling, judgment, order or decree of any Governmental Agency;

              (b) the constitution or other constituent documents of the Seller; and

              (c)   any Encumbrance or document which is binding on the Seller.

       1.4    CORPORATE POWER

              (a)   Each member of the Company Group:

                    (1)    is validly existing and in good standing;

                    (2)    is accurately described in part 4 of schedule 1; and

                    (3) has full corporate power to own its properties, assets and businesses and to carry on the Business.

              (b) The Company Group has good and marketable title to all the assets included in the Accounts.

       1.5    CONSTITUTION

              The copy of the constitution of the Company given to the Buyer is a complete and accurate copy in all material respects.

       1.6    CORPORATE NAME

              The Company Group does not trade under a name other than its corporate name (excluding trademarks or business names registered in a name other than its corporate name).

2      COMPLIANCE WITH LAW

       2.1    COMPLIANCE WITH LAW

              The Company Group has complied in all material respects with all applicable laws (whether applicable to the conduct of the Business, the assets of the Business or the Properties) and no material contravention or allegation of any material contravention of any applicable law is known to the Seller.

       2.2    AUTHORISATIONS

              The Company Group holds all necessary material Authorisations required to conduct the Business, use the assets of the Business and occupy the Properties and has paid all fees due in relation to them and is not in breach of any conditions under them where such breach would be likely to have a material and adverse effect on the Business as currently carried on.

3      SHARES AND CAPITAL

       3.1    TITLE

              (a) The Seller is the legal and beneficial owner of the Shares being sold by it under this agreement which are free of all Encumbrances and other third party interests or rights.

              (b) The Company is the legal and beneficial owner of the Company Subsidiary Shares free of all Encumbrances and other third party interests or rights.

              (c) The Company is the beneficial owner of the Investment Company Shares.

       3.2    ISSUED CAPITAL

              (a) The Shares are all the issued shares in the capital of the Company and were validly issued by the Company.

              (b) The shares described in the column headed "Issued Capital" in part 7 of schedule 1 are all the issued shares in the capital of the Company Subsidiaries and those shares were all validly issued by the applicable Company Subsidiary.

       3.3    FULLY PAID

              The Shares, Company Subsidiary Shares and Investment Company Shares are fully paid and no money is owing in respect of them.

       3.4    ISSUE OF OTHER SECURITIES

              No member of the Company Group is under an obligation to issue or allot, and has not granted any person the right to call for the issue or allotment of or exercise any option over, any shares or other securities of the Company Group which is still current and subsisting.

4      POSITION SINCE THE ACCOUNTS DATE

       4.1    POST ACCOUNTS DATE

              Since the Accounts Date no member of the Company Group has:

              (a) entered into any material contract or arrangement outside the ordinary course of trading or otherwise than on arm's length terms;

              (b) acquired or disposed of any assets other than on arm's length terms in the ordinary course of business;

              (c)   created an Encumbrance over any of its assets;

              (d) incurred any indebtedness or liability in the nature of borrowings other than in the ordinary course of business;

              (e) in the conduct of the Business made any material change to its policy or practice as to the payment of creditors or collection of trade receivables;

              (f) engaged any new employee to fill a new role with an annual remuneration package in excess of $120,000 or, except in the ordinary course of the Business, terminated the employment of any of its employees or changed in any material respect the terms of employment (including remuneration);

              (g) sold or agreed to sell any fixed asset with a value of more than $250,000 or bought or committed to buy any fixed asset with a value of more than $250,000;

              (h)   distributed or returned any capital to its members;

              (i) paid any dividend to its members or paid any management fee or similar amount;

              (j) issued any shares, options or securities which are convertible into shares in a member of the Company Group;

              (k)   altered its constitution;

              (l) incurred or undertaken any actual or contingent liabilities or obligations (including Tax) except in the ordinary course of business; or

              (m)   changed its accounting policies, practices or principles,

              except in respect of the period between the date of this agreement and Completion, if the Buyer has first consented in writing.

       4.2    SUPPLIERS/CUSTOMERS

              Since the Accounts Date:

              (a) none of the following suppliers of the Business: Kuehne & Nahgel, Begley Hobba & Manton, Robert Ng, Zenith Media, Dow Chemical, Helm AG, Ulee, Hewlett Packard, PT Goldindo Menawian and BASF has:

                    (1) reduced the level of its supplies to a member of the Company Group other than in the ordinary course of business;

                    (2) indicated an intention to cease or reduce the volume of its trading with a member of the Company Group after Completion; or

                    (3) materially altered the terms on which it trades with a member of the Company Group; or

              (b) none of the following customers of the Business: Kmart, Big W, Myer/Grace Bros, Target, Best & Less, Lowes Manhattan, Woolworths, Payless Shoes, Harvey Norman and David Jones has:

                    (1) reduced the level of its custom from a member of the Company Group other than in the ordinary course of business;

                    (2) indicated an intention to cease or reduce the volume of its trading with a member of the Company Group after Completion; or

                    (3) materially altered the terms on which it trades with a member of the Company Group.

5      TANGIBLE ASSETS

       5.1    TITLE TO ASSETS

              All material Tangible Assets are:

              (a) (other than items under repair and stock-in-transit) in the possession or under the control of the relevant member of the Company Group;

              (b) the absolute property of the relevant member of the Company Group free of all Encumbrances, other than the Tangible Assets subject to the Assets Leases.

       5.2    ASSETS NOT OWNED

              All material Tangible Assets which are used by the members of the Company Group but are not owned by those companies are used pursuant to the Assets Leases or other arrangements entered into on arm's length terms in the ordinary course of the Business.

       5.3    PLANT AND EQUIPMENT

              All Plant and Equipment listed in schedule 9 and currently in use in the Business is:

              (a)   in good working order;

              (b)   capable of doing the job for which it is now being used; and

              (c) in reasonable condition having regard to its age and fair wear and tear.

6      ENCUMBRANCES

       6.1    OWNERSHIP OF SHARES

              As at Completion the Seller will be the legal and beneficial owner of the Shares being sold by it under this agreement free of Encumbrances.

       6.2    DISCHARGES BY COMPLETION

              The Seller has not granted or created, or agreed to grant or create, any Encumbrance in respect of the Shares being sold by it under this agreement or the assets of the Company Group other than any which will be discharged on or before Completion.

7      INTELLECTUAL PROPERTY RIGHTS

       7.1    SCOPE

              So far as the Seller is aware, each member of the Company Group owns or has an enforceable right to use all intellectual property rights needed to carry on the Business in the places and in the manner currently carried on.

       7.2    OWNERSHIP AND USE

              (a) Each member of the Company Group is the legal and beneficial owner of the Intellectual Property Rights listed as applicable to that member of the Company Group in parts 1 and 3 of schedule 4.

              (b) Each member of the Company Group has, by way of a valid, binding and enforceable licence from a third party, a lawful right to use in the places and manner in which they are currently used by that Company Group member in the Business all the Intellectual Property Rights listed as applicable to that member of the Company Group in part 2 of schedule 4.

       7.3    NO THIRD PARTY RIGHTS

              So far as the Seller is aware, no person, other than the Company or a Company Subsidiary, or a licensee of the Company or a Company Subsidiary disclosed in part 3 of schedule 4 has any right to any Intellectual Property Right listed in part 1 of schedule 4.

       7.4    NO INFRINGEMENT

              So far as the Seller is aware, the use by the members of the Company Group of the Intellectual Property Rights listed in schedule 4 does not breach or infringe any Intellectual Property Right of any other person nor, so far as the Seller is aware, are there any allegations that a member of the Company Group has infringed or is infringing the intellectual property rights of a third party.

       7.5    DISPUTES

              No member of the Company Group is currently involved in any material dispute with any third party in relation to the Intellectual Property Rights listed in schedule 4.

       7.6    ROYALTIES/FEES

              Other than in respect of the Intellectual Property Rights set out in part 2 of schedule 4, there are no material royalties, licence fees or other similar fees payable by members of the Company Group in connection with the use of any Intellectual Property Rights.

8      ASSETS LEASES

       8.1    NATURE

              The Assets Leases were entered into within the ordinary course of business.

       8.2    NO DEFAULT

              No member of the Company Group and, so far as the Seller is aware, no other party to any Assets Lease is, in default under an Assets Lease where such breach or default would be materially and adversely prejudicial to a member of the Company Group in carrying on the Business and no member of the Company Group has received notice of any default of any Asset Lease.

       8.3    VALIDITY

              So far as the Seller is aware, each Asset Lease:

              (a)   is valid and subsisting;

              (b)   has not been amended or modified; and

              (c)   is not terminable by virtue of the sale of the Shares.

       8.4    ASSETS LEASES USED IN THE BUSINESS

              The Asset Leases constitute all the lease and hire purchase agreements used in the Business by the members of the Company Group.

9      CONTRACTS

       9.1    NATURE OF CONTRACTS

              So far as the Seller is aware, part 1 of schedule 6 and parts 2 and 3 of schedule 4 contains details of all Contracts which:

              (a) are not within the ordinary course of ordinary business of the Business;

              (b)   are not on arm's length terms;

              (c) are not capable of complete performance or termination without payment of damages, within 12 months from the date of this agreement;

              (d) restrict a Company Group member's freedom to carry on the Business in the places and the manner in which it is currently carried on;

              (e) are contracts (not being contracts for the purchase or sale of Stock) which are expected to result in expenditure by a member of the Company Group of more than $1,000,000;

              (f)   are distribution or agency agreements; and

              (g) entitle the other party to terminate the contract or impose terms less favourable to a member of the Company Group due to the sale of the Shares.

       9.2    NO DEFAULT

              No member of the Company Group and, so far as the Seller is aware, no other party to any Contract is in default under such Contract where such breach or default would be materially and adversely prejudicial to a member of the Company Group in carrying on the Business as currently carried on and there are no grounds for rescission, avoidance or repudiation of any such Contract where such rescission, avoidance or repudiation would be materially and adversely prejudicial to the Seller in carrying on the Business as currently carried on.

       9.3    FOREIGN CURRENCY

              Part 2 of schedule 6 contains a listing, which is accurate in all material respects, of outstanding commitments of the members of the Company Group relevant to the Business as at the date stated in that schedule in relation to foreign currency hedging contracts.

       9.4    COPIES OF CONTRACTS

              So far as the Seller is aware, the Data Room contained copies or written summaries of all Contracts which are material to the operation of the Business.

       9.5    TAXES

              All Taxes (including stamp duty or any similar tax) payable on all transactions to which a Company Group member is a party, or that a Company Group member has an interest in enforcing have been paid or are provided for in the Accounts.

10     PROPERTIES

       10.1   COMPANY GROUP'S INTEREST

              No member of the Company Group has an interest in real property which it uses in the Business except for its interest in the Properties.

       10.2   OCCUPATION AND USE

              The Company and Grosby (China) Limited have exclusive occupation and quiet enjoyment of the Properties and the use by the Company and Grosby (China) Limited of the Properties, so far as the Seller is aware, complies in all material respects with all acts, regulations, planning schemes, developments, approvals, permits and requirements (including zoning requirements) of any governmental agency (not including in relation to Environmental Law, which this warranty does not apply to). None of the Properties, so far as the Seller is aware, is subject to any sub-lease, tenancy or right of occupation by any other party.

       10.3   NO BREACH

              Neither the Company nor Grosby (China) Limited have received a notice of default in respect of any Leased Property which remains outstanding and asserts non-compliance with the lease of that property.

       10.4   NO NOTICES

              Neither the Company nor Grosby (China) Limited have received any notice from any third party in respect of the Properties:

              (a) in respect of the compulsory acquisition or resumption of any part of any of the Properties; or

              (b) asserting that the current use of the Properties breaches the requirements of any relevant planning scheme; or

              (c) which would be likely to have a materially adverse effect on the use of the Properties in the Business as currently used.

       10.5   [NOT USED]

       10.6   PROPERTY DETAILS

              The particulars of the Properties set out in schedule 11 are true and correct in all material aspects.

       10.7   PROPERTY DISCLOSURE

              Details of all material documentation pursuant to which the Properties are owned, used or occupied by the members of the Company Group have been provided to the Buyer and there are no other documents, correspondence or other material which have not been provided to the Buyer which would have a material adverse affect on the interests of the members of the Company Group in the Properties.

       10.8   DISPUTES

              There are no material disputes claims or actions relating to any of the Properties or their use including, but not limited to, disputes with any adjoining or neighbouring owner with respect to boundary walls or fences or with respect to any easement, right or means of access to the Properties.

       10.9   [NOT USED]

       10.10  PROPOSED DISPOSAL

              No member of the Company Group is party to any outstanding agreement to acquire or dispose of land or Properties or any interest in land or Properties.

       10.11  PROPERTY LEASE DISCLOSURE

              In relation to the Property Leases, particulars of which are set out in schedule 11:

              (a) written copies of which have been provided to the Buyer, and are so far as the Seller is aware, complete in all material aspects recordings of their terms and there are no other agreements, documents or understandings in relation to the Property Leases; and

              (b)   so far as the Seller is aware, are current and enforceable.

       10.12  TERMINATION NOTICE

              No lessor under a Property Lease has served any notice to terminate the Property Lease.

       10.13  ASSIGNMENT

              Neither the Company, the Company Subsidiaries nor the Seller:

              (a) has agreed to any assignment, subletting, parting with possession or surrender of a Property Lease or any part of the property leased; or

              (b) has given any materially false or misleading information to an authority having jurisdiction over property the subject of a Property Lease.

11     OFFERS OUTSTANDING

              Any offer, tender or quotation made by a member of the Company Group in respect of the Business which is outstanding and capable of acceptance by a third party, was made in the ordinary course of the Business.

12     SHAREHOLDINGS

              No member of the Company Group is the holder or beneficial owner of any shares or other securities in any company (except for shares in the Company Subsidiaries and Investment Company as described in parts 7 and 9 of schedule 1).

13     MEMBERSHIPS

              No member of the Company Group is a member of any joint venture, partnership or unincorporated association (other than a recognised trade association).

14     EMPLOYEES

       14.1   LIST OF EMPLOYEES COMPLETE

              Schedule 8 contains a complete list of the employees employed by each of the Company Group members in the Business as at the date indicated in the schedule and the Buyer has been given all material details of the employment benefits of these employees.

       14.2   INCENTIVE SCHEMES

              No member of the Company Group has agreed to any share incentive scheme, share option scheme, bonus scheme, profit-sharing scheme or other employee incentive scheme in respect of the Business or with any Employee which has not been fairly disclosed to the Buyer.

       14.3   SERVICE AGREEMENTS

              No member of the Company Group is a party to any written employment or service agreement with any Employee requiring the giving of more than three months notice to the employee which has not been fairly disclosed to the Buyer.

       14.4   MANAGEMENT AGREEMENTS

              No member of the Company Group has any material agreements with any person for the provision of consulting or management services in respect of the Business which has not been fairly disclosed to the Buyer.

       14.5   DISPUTES

              No member of the Company Group is involved in any material dispute with any employees (past or present) and is not aware of any circumstances likely to give rise to any dispute.

       14.6   COMPLIANCE

              No member of the Company Group is in breach in any material respect of any employment contract with any Employee as at the date of this agreement.

       14.7   COMPLIANCE

              Each member of the Company Group has complied with and continues to comply with all obligations arising under law, equity, statute (including occupational health and safety, annual leave, long service leave, equal opportunity, anti-discrimination, Taxation, superannuation, workers compensation and industrial laws), award, enterprise agreement or other instrument made or approved under any law with respect to its past and present employees and contractors.

       14.8   DISCLOSURE

              Except as set out in the Data Room there are no awards, enterprise agreements or other instruments made or approved under law which apply to employees of the Company Group.

15     SUPERANNUATION

       15.1   LIST OF SUPERANNUATION FUNDS

              The Superannuation Funds are the only superannuation schemes or pension arrangements to which members of the Company Group make contributions in respect of the Employees.

       15.2   FUNDING

              Each member of the Company Group has paid all contributions due by it to the Superannuation Funds in respect of the Employees.

16     LITIGATION

       16.1   NOT A PARTY TO ANY LITIGATION

              No member of the Company Group is:

              (a) a party to any material prosecution, litigation or arbitration proceedings; or

              (b) so far as the Seller is aware, subject to any material administrative or governmental investigation,

              and the Seller is not aware that any such proceeding or investigation is threatened or pending.

       16.2   NO CIRCUMSTANCES

              There are no circumstances of which the Seller is aware which may give rise to any proceeding or investigation referred to in warranty 16.1.

17     [NOT USED]

18     SOLVENCY

       18.1   NO LIQUIDATION OR WINDING-UP

              No member of the Company Group has gone into liquidation under the Companies Ordinance of Hong Kong (Cap.32) nor been removed from the register of Hong Kong Companies Registry.

       18.2   NO PETITION

              No petition or other process for winding-up has been presented or threatened against any member of the Company Group and there are no circumstances justifying such a petition or other process.

       18.3   NO WRIT OF EXECUTION

              No writ of execution has issued against any member of the Company Group.

       18.4   NO RECEIVER OR ADMINISTRATOR

              No receiver or manager of any part of the Company's or a Company Subsidiary's undertaking or assets has been appointed.

       18.5   PAYMENT OF DEBTS

              No member of the Company Group:

              (a)   has stopped paying its debts as and when they fall due;

              (b) is insolvent within the meaning of the Companies Ordinance Hong Kong; and

              (c) is subject to voluntary administration under the Companies Ordinance Hong Kong.

       18.6   LIQUIDATION

              The Seller has not gone into liquidation under the Australian Corporations Act nor been removed from the register of the Australian Securities and Investments Commission.

       18.7   PETITION

              No petition or other process for winding-up has been presented or threatened against the Seller and there are no circumstances justifying such a petition or other process.

       18.8   WRIT OF EXECUTION

              No writ of execution has issued against the Seller.

       18.9   RECEIVER MANAGER

              No receiver or statutory manager of any part of the Seller's undertaking or assets has been appointed.

19     INSURANCE

       19.1   POLICIES

              Those assets of the Company Group which are of an insurable nature are insured by the relevant Company Group members against fire and other usual risks on a basis which the Seller considers commercially prudent.

20     INFORMATION

       20.1   WRITTEN INFORMATION

              In relation to written information provided by the Seller to the Buyer in relation to the sale of the Shares sold by it under this agreement:

              (a) if that information comprised copies of documents, correspondence or other materials the copies provided were, so far as the Seller is aware, true and complete;

              (b) if that information comprised historical data about the Business prepared by the Seller or members of the Company Group, that data was, so far as the Seller is aware, true and correct in all material respects.

       20.2   ACCURACY

              Each of the statements and all information set out, or referred to, in the Disclosure Schedule, and the schedules numbered 4 to 12 to this agreement are complete and accurate in all material respects and not misleading.

21     BUSINESS RECORDS

              The Business Records are in the possession or control of the relevant Company Group member and will be maintained by that Company Group member in accordance with its usual practice pending Completion.

22     TAXES AND DUTIES

       22.1   TAX PAID

              Any Tax arising under any Tax Law payable in respect of any transaction, income or asset of any of the members of the Company Group which has become due for payment has been paid.

       22.2   SINCE ACCOUNTS DATE

              The conduct of the Business since the Accounts Date will only give rise to liability to Tax in the ordinary course of business.

       22.3   PROVISION IN ACCOUNTS

              Adequate provision has been made in the Accounts for any Tax on a member of the Company Group which is payable or may become payable in respect of any transaction or income occurring or arising before the Accounts Date but which was unpaid as at the Accounts Date.

       22.4   WITHHOLDING TAX

              Any obligation of a member of the Company Group under any Tax Law to withhold amounts at source, including, but not limited to, withholding tax, has been complied with.

       22.5   RECORDS

              Each member of the Company Group has maintained proper and adequate records to enable it to comply with its obligations to:

              (a) prepare and submit any information, notices, computations, returns, declarations, elections and payments required in respect of any Tax Law;

              (b) prepare any accounts necessary for the compliance of any Tax Law; and

              (c)   retain necessary records as required by any Tax Law.

       22.6   RETURNS SUBMITTED

              Each member of the Company Group has submitted any necessary information, notices, computations, returns, declarations and elections to the relevant Governmental Agency in respect of any Tax or any Duty relating to that Company Group member.

       22.7   RETURNS ACCURATE

              Any information, notice, computation, return, declaration or election which has been submitted by a member of the Company Group to a Governmental Agency in respect of any Tax or Duty:

              (a) discloses all material facts that should be disclosed under any Tax Law; and

              (b)   has been submitted on time.

       22.8   COPIES ACCURATE

              All copies of any information, notices, computations, returns, declarations or elections submitted by a member of the Company Group in respect of any Tax or Duty which has been supplied to the Buyer by the Seller are true copies of the originals.

       22.9   NO DISPUTES

              No member of the Company Group is currently engaged in any dispute with any Governmental Agency in respect of any Tax or Duty and is not aware of any circumstances that may give rise to such a dispute.

23     SELLER'S KNOWLEDGE

              The Seller is not aware of any matter or thing that is or may be inconsistent with the Buyer's Warranties.

24     EFFECT OF SALE OF SHARES

       24.1   CUSTOMERS/SUPPLIER RELATIONSHIPS

              As far as the Seller is aware, the transfer of the Shares to the Buyer under this agreement will not result in any supplier or customer of any member of the Company Group ceasing or being entitled to substantially reduce its level of business with that Company Group member.

       24.2   EFFECT OF SALE

              The entry into and performance of this agreement does not and will not:

              (a) result in the breach of any of the terms, conditions or provisions of any agreement or arrangement to which a member of the Company Group is a party; or

              (b) relieve any person from any obligation to a member of the Company Group;

              (c) result in the creation, imposition, crystallisation or enforcement of any Encumbrance or other third party right or interest on a member of the Company Group, its assets or undertaking; or

              (d) result in any indebtedness of a member of the Company Group becoming due and payable.

25     TRADE PRACTICES

       So far as the Seller is aware, no member of the Company Group nor any of the officers or employees of each member of the Company Group has, in the two years before Completion, committed or omitted to do any act or thing the commission or omission of which is a material contravention of the legislation applicable in Hong Kong which regulates trade practices matters.

26     LIABILITY UNDER ASSET AND OTHER SALE AGREEMENTS

       No member of the Company Group will have any obligations or liabilities (actual or contingent) after Completion to:

       (a)    do any act, matter or thing; or

       (b)    pay any moneys under any indemnity,

       under any agreement entered into prior to Completion for the sale or purchase of any business interest, shares or partnership interest.

SCHEDULE 3 - DISCLOSURE SCHEDULE

       The matters set out in this disclosure schedule constitute formal disclosure to the Buyer of facts or circumstances which are, or may be, inconsistent with the Seller's Warranties. The Seller gives no representation as to the completeness or accuracy of the disclosures in this schedule. While some disclosures have, for convenience, been set against specific Seller's Warranties, they constitute disclosure against any other Seller's Warranty to which they may apply.

             SELLER WARRANTY NUMBER        MATTER DISCLOSED

SCHEDULE 4 - INTELLECTUAL PROPERTY RIGHTS

PART 1 - INTELLECTUAL PROPERTY RIGHTS OWNED BY THE COMPANY GROUP

PART 2 - LICENSES TO THE COMPANY GROUP TO USE INTELLECTUAL PROPERTY RIGHTS

PART 3 - LICENSES GIVEN BY THE COMPANY GROUP TO USE ITS INTELLECTUAL PROPERTY RIGHTS

SCHEDULE 5 - SUPERANNUATION FUNDS

       1      COMPANY

              Nil

       2      COMPANY SUBSIDIARIES

              (a)   PACIFIC DUNLOP BRANDS (ASIA) LIMITED

                    .      Pacific Dunlop Holdings (Hong Kong) Limited Provident
                           Fund;

                    . Pacific Dunlop Brands (Asia) Limited HSBC Mandatory Provident Fund - Supertrust; and

                    .      Pacific Dunlop Superannuation Fund.

              (b)   GROSBY (CHINA) LIMITED

                    Statutory Fund.

              (c)   PACIFIC BRANDS MARKETING (HONG KONG) LIMITED

                    Nil

SCHEDULE 6 - CONTRACTS

PART 1 - CONTRACTS

1      COMPANY

  BUSINESS UNIT                           PARTIES                                             CONTRACT NAME
-------------------------------------------------------------------------------------------------------------------------------
Head Office           Pacific Dunlop Holdings (Hong Kong) Limited, Grosby        Grosby China Option Agreement
                      (China) Limited, Alwero Holdings Limited [agreement to
                      be signed]

                      Hangzhou Futong Group Company, Golden Glory                Acquisition Contract
                      Development Ltd, Pacific Dunlop (Asia) Limited and
                      Pacific Dunlop Holdings (Hong Kong) Limited

                      Pacific Dunlop Brands (Asia) Limited, PD Clothing &        Rescission Deed for Grosby Share Sale
                      Textiles Ltd and Grosby (China) Limited [agreement         Agreement
                      to be signed]

                      Pacific Dunlop Holdings (Hong Kong) Limited, PD            Grosby China Sale Agreement
                      Garments Ltd and Grosby (China) Limited [agreement
                      to be signed]

2      COMPANY SUBSIDIARIES

       (a)    PACIFIC DUNLOP BRANDS (ASIA) LIMITED

  BUSINESS UNIT                           PARTIES                                             CONTRACT NAME
-------------------------------------------------------------------------------------------------------------------------------
Head Office           Pacific Dunlop Brands (Asia) Limited & Others              Novation Agreement for Non-Competition Deed

                      Pacific Dunlop Brands (Asia) Limited & Others              Non-Competition Deed

Grosby Australia      Grosby Australia & Pacific Dunlop Brands (Asia)            Unwritten Buying/Selling and agency Agreement
                      (Shoe Talk HK division)

Shoe Talk HK (PDBAL)  Grosby (China) Limited, Shoe Talk Limited, Grosby          Distribution Agreement
                      Australia division, Pacific Brands (UK) Limited,
                      Pacific Brands Canada & TT Group Limited

PD Asia Clothing      Pacific Dunlop Brands (Asia) Limited (c/- Shoe Talk        Agency Agreement
                      HK) and RMS (HK) Ltd (South Africa)

                      Pacific Dunlop Brands (Asia) Limited (c/- PD Asia          Agency Agreement
                      Clothing) and Pacific Dunlop Holdings NZ Ltd

                      Pacific Dunlop Brands (Asia) Limited and Berlei            Agency Agreement

                      Pacific Dunlop Brands (Asia) Limited and Holeproof         Agency Agreement

                      Pacific Dunlop Brands (Asia) Limited and Union             Agency Agreement
                      Knitting Mills Pty Ltd

                      Pacific Dunlop Brands (Asia) Limited and Tontine           Agency Agreement

                      Pacific Brands Marketing (HK) Ltd, Pacific Dunlop          Hong Kong Joint Venture Shareholders Agreement
                      (Asia) Limited, Alwero Holdings (HK) Limited

                      Pacific Dunlop (Asia) Ltd, Pacific Dunlop Brands           Hong Kong Marketing JV Novation Agreement
                      (Asia) Limited, Pacific Brands Marketing (Hong
                      Kong) Ltd and Alwero Holdings (HK) Ltd

                      Pacific Dunlop Brands (Asia) Limited, Alwero               Call Option Agreement Novation and Amendment
                      Holdings (HK) Ltd and Others [agreement to be              Deed
                      signed]

                      Pacific Dunlop (Asia) Limited, Alwero Holdings (HK)        Call Option Agreement
                      Ltd and Others

                      Pacific Dunlop Brands (Asia) Limited, PD Clothing &        Rescission Deed for Grosby Share Sale
                      Textiles Ltd and Grosby (China) Limited [agreement         Agreement
                      to

                      be signed]

                      Alwero Holdings (HK) Ltd, Pacific Brands Marketing         Deed of Consent
                      (Hong Kong) Limited and Pacific Dunlop Brands
                      (Asia) Ltd [agreement to be signed]

       (b)    GROSBY (CHINA) LIMITED

  BUSINESS UNIT                           PARTIES                                             CONTRACT NAME
-------------------------------------------------------------------------------------------------------------------------------
Grosby China          Grosby Australia & Grosby (China) Ltd                      Unwritten Supply of Footwear Contract

                      Grosby (China) Limited, Shoe Talk Limited, Grosby          Distribution Agreement
                      Australia division, Pacific Brands (UK) Limited,
                      Pacific Brands Canada & TT Group Limited

                      Legamex State Company & Grosby (China) Limited             Unwritten contract for the supply of footwear

                      Shenzhen Bo (foreign trade company) & Hong Kong            Contract Processing for the Manufacture of
                      Silver Roof (Grosby) Ltd                                   Footwear

                      Legamex State Company, (Vietnam), Grosby (China)           Unwritten supply agreement and equipment and
                      Limited and Shoe Talk HK                                   management arrangement

                      RK Factory, Fujian, Grosby (China) Limited and Shoe        Unwritten supply agreement and equipment and
                      Talk HK                                                    management arrangement

                      Pacific Dunlop Holdings (Hong Kong) Limited, Grosby        Grosby China Option Agreement
                      (China) Limited, Alwero Holdings Limited [agreement
                      to be signed]

                      Grosby (China) Limited and Fani King Properties            Land Use Agreement

                      Grosby (China) Limited and P D Enterprises Limited         Management Agreement
                      [agreement to be signed]

                      Pacific Dunlop Brands (Asia) Limited, PD Clothing &        Rescission Deed for Grosby Share Sale
                      Textiles Ltd and Grosby (China) Limited [agreement         Agreement
                      to be signed]

                      Grosby (China) Limited and PD Enterprise Ltd               Rescission Deed for Management Agreement
                      [agreement to be signed]

                      Pacific Dunlop Holdings (Hong Kong) Limited, PD            Grosby China Sale Agreement
                      Garments Ltd and Grosby (China) Limited [agreement
                      to be signed]

       (c)    PACIFIC BRANDS MARKETING (HONG KONG) LIMITED

  BUSINESS UNIT                           PARTIES                                             CONTRACT NAME
-------------------------------------------------------------------------------------------------------------------------------
                      Pacific Brands Marketing (HK) Ltd, Pacific Dunlop          Hong Kong Joint Venture Shareholders
                      (Asia) Limited, Alwero Holdings (HK) Limited               Agreement

                      Pacific Dunlop (Asia) Ltd, Pacific Dunlop Brands           Hong Kong Marketing JV Novation Agreement
                      (Asia) Limited, Pacific Brands Marketing (Hong
                      Kong) Ltd and Alwero Holdings (HK) Ltd

                      Alwero Holdings (HK) Ltd, Pacific Brands Marketing         Deed of Consent
                      (Hong Kong) Limited and Pacific Dunlop Brands
                      (Asia) Ltd [agreement to be signed]

PART 2 - FOREIGN EXCHANGE CONTRACTS

SCHEDULE 7 - GUARANTEES

SCHEDULE 8 - EMPLOYEES

       1      COMPANY

              Nil.

       2      COMPANY SUBSIDIARIES

              (a)   PACIFIC DUNLOP BRANDS (ASIA) LIMITED

                    C&T GROUP

                    Lee Foon

                    Chan Man Ping, Anita

                    Ho Pik Yiu, Peggy

                    Lai Mei Yee, Vivian

                    Lee Siu Mei, May

                    Young Lai Shan, Liza

                    Tsui Siu Hing

                    Siu Chui Ping, Rowena

                    Cheung Yuk Lan, Biddy

                    Lo Ka Ling, Nowel

                    Lai Wan Sze, Ada

                    Lee Yuk Kam, Rebecca

                    Lee Wai Ling, Elsa

                    Cheng Ngar Shan, Pian

                    Ho Wai Ching, Winnie

                    Law Kit Yi, Kitty

                    Lai Wai Man, Aaron

                    Wong Yim Chun, Sidney

                    SHOE TALK DIVISION

                    (1)    HONG KONG

                           Ku Kwai Lin, Audrey

                           Sum Siu King, Ivy

                           Leung Kwok Ping, Pauline

                           Lo Koon Kiu, Lovem

                           Cheung Tak Wah, Susanna

                           Ng Lai Ching, Albrey

                           Graham Robert Nurse

                           Lee Chi Keung, Simon

                           Leung Kam Ying, Rin

                           John David Johnston

                           Lai Wing Chi, Emily

                    (2)    FUJIAN (RK/KR)

                           Enrico Binalber

                           Eduardo Roxas

                           Nestor Jimenez

                    (3)    VIETNAM

                           Rodolfo D Jr Marquez

              (b)   GROSBY (CHINA) LIMITED

                    Ng Chung Yu, Norman

                    Lee Chi Hung, Triango

                    Wong Koon Ming

                    Yong Yean Ing, Stephen

                    Antonio Espiritu

                    Celedonio Espiritu

                    Pang Kwok Fai, Trico

                    Antonio Acosta

                    See also attached schedule of Grosby (China) Limited employees.

              (c)   PACIFIC BRANDS MARKETING (HONG KONG) LIMITED

                    Nil.

SCHEDULE 9 - PLANT AND EQUIPMENT

       1      COMPANY

       2      COMPANY SUBSIDIARIES

              (a)   PACIFIC DUNLOP BRANDS (ASIA) LIMITED

              (b)   GROSBY CHINA

                    DESCRIPTION OF ASSET            LOCATION                     WDV $,000
                    ----------------------------------------------------------------------
                    Leasehold buildings             Hanggeng, China                5,676

              (c)   PACIFIC BRANDS MARKETING (HK) LIMITED

SCHEDULE 10 - ASSETS LEASES

       1      COMPANY

       2      COMPANY SUBSIDIARIES

              (a)   PACIFIC DUNLOP BRANDS (ASIA) LIMITED

                    Lease of Canon NP-4050 Copier (renewed until 31/12/01) with Jardine One Solution (Lessor)

              (b)   GROSBY CHINA

              (c)   PACIFIC BRANDS MARKETING (HK) LIMITED

SCHEDULE 11 - PROPERTIES

       1      COMPANY

              Suite 1607-1611, Tower 2, The Gateway, Harbour City, 25-27 Canton Road, Kowloon, Hong Kong

       2      COMPANY SUBSIDIARIES

              (a)   GROSBY (CHINA) LIMITED

                    189 Industrial District, Henggang, Longbang, Shenzhen, China

SCHEDULE 12 - INTER COMPANY DEBTS

EXECUTED AS AN AGREEMENT:


Signed for and on behalf of
Pacific Dunlop Limited
by its duly authorised Attorney under Power in the presence of:

/s/ Paul Devereux                               /s/ Carly Mansell
---------------------------------------         --------------------------------
Witness                                         Attorney

Paul Devereux                                   Carly Mansell
---------------------------------------         --------------------------------
Name (please print)                             Name (please print)


Signed for and on behalf of
P.D. International Limited
by its duly authorised Attorney under Power in the presence of:

/s/                                             /s/
---------------------------------------         --------------------------------
Witness                                         Attorney


---------------------------------------         --------------------------------
Name (please print)                             Name (please print)


Signed for and on behalf of:
PB Holdings NV
by its duly authorised Attorney under Power in the presence of:

/s/                                             /s/
---------------------------------------         --------------------------------
Witness                                         Attorney


---------------------------------------         --------------------------------
Name (please print)                             Name (please print)

/s/                                             /s/
---------------------------------------         --------------------------------
Witness                                         Attorney


---------------------------------------         --------------------------------
Name (please print)                             Name (please print)

                                                                         page 48